                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/X/  Preliminary Proxy Statement
/ / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12

                                    ALLETE, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

         [ALLETE LOGO]       NOTICE AND PROXY STATEMENT





     [GRAPHIC OMITTED]

     ANNUAL MEETING OF SHAREHOLDERS
     ------------------------------
     Tuesday, May 14, 2002
     Duluth, Minnesota

                                  ALLETE, INC.
--------------------------------------------------------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - MAY 14, 2002
--------------------------------------------------------------------------------

          The Annual Meeting of Shareholders of ALLETE, Inc. will be held in the auditorium at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 14, 2002 at 10:00 a.m. for the following purposes:

         1. To elect a Board of 11 directors to serve for the ensuing year;

         2. To approve the appointment of PricewaterhouseCoopers LLP as ALLETE's independent accountants for 2002;

         3. To approve the reservation of an additional three million shares of ALLETE Common Stock for issuance under the Executive Long-Term Incentive Compensation Plan; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

          Shareholders of record on the books of ALLETE at the close of business on March 15, 2002 are entitled to notice of and to vote at the Annual Meeting.

          All shareholders are cordially invited and encouraged to attend the meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

          Your early response will facilitate an efficient tally of your votes. If voting by mail, please sign, date and return the enclosed proxy card in the envelope provided. Alternatively, follow the enclosed instructions to vote by phone or the Internet.

By order of the Board of Directors,

Philip R. Halverson

Philip R. Halverson
Vice President, General Counsel and Secretary

Dated at Duluth, Minnesota
March 26, 2002

          IF YOU HAVE NOT RECEIVED THE ALLETE 2001 ANNUAL REPORT, WHICH INCLUDES FINANCIAL STATEMENTS, KINDLY NOTIFY ALLETE SHAREHOLDER SERVICES, 30 WEST SUPERIOR STREET, DULUTH, MN 55802-2093, TELEPHONE NUMBER 1-800-535-3056 OR 1-218-723-3974, AND A COPY WILL BE SENT TO YOU.

                                  ALLETE, INC.
                             30 WEST SUPERIOR STREET
                             DULUTH, MINNESOTA 55802

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------

SOLICITATION

          The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of ALLETE, Inc. (ALLETE) for use at the Annual Meeting of Shareholders to be held on May 14, 2002 and any adjournments thereof. The purpose of the meeting is to elect a Board of 11 directors to serve for the ensuing year, to approve the appointment of PricewaterhouseCoopers LLP as ALLETE's independent accountants for 2002, to approve the reservation of an additional three million shares of ALLETE Common Stock for issuance under the Executive Long-Term Incentive Compensation Plan and to transact such other business as may properly come before the meeting. All properly submitted proxies received at or before the meeting and entitled to vote will be voted at the meeting.

          This Proxy Statement and the enclosed proxy card were first mailed on or about March 26, 2002. Each proxy delivered pursuant to this solicitation is revocable any time before it is voted by written notice delivered to the Secretary of ALLETE.

          ALLETE expects to solicit proxies primarily by mail. Proxies also may be solicited in person and by telephone at a nominal cost by employees or retirees of ALLETE. The expenses of such solicitation are the ordinary ones in connection with preparing, assembling and mailing the material, and also include charges and expenses of brokerage houses and other custodians, nominees, or other fiduciaries for communicating with shareholders. Additional solicitation of proxies will be made by mail, telephone and in person by Corporate Investor Communications, Inc., a firm specializing in the solicitation of proxies, at a cost to ALLETE of approximately $5,500 plus expenses. The total amount of such costs will be borne by ALLETE.

OUTSTANDING SHARES AND VOTING PROCEDURES

          The outstanding shares of capital stock of ALLETE as of March 15, 2002 were [75,625,063] shares of Common Stock (without par value).

          Each share of the Common Stock of record on the books of ALLETE at the close of business on March 15, 2002 is entitled to notice of the Annual Meeting and to one vote.

          The affirmative vote of a majority of the shares of stock entitled to vote at the Annual Meeting is required for election of each director and the affirmative vote of a majority of the shares of stock present and entitled to vote is required for approval of the other items described in this Proxy Statement to be acted upon by shareholders. An automated system administered by Wells Fargo Bank Minnesota, N.A. tabulates the votes. Abstentions are included in determining the number of shares present and voting, and are treated as votes against the particular proposal. Broker non-votes are not counted for or against any proposal.

          Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies will be voted "FOR" the election of all nominees for director named herein, "FOR" approval of PricewaterhouseCoopers LLP as ALLETE's independent accountants for 2002 and "FOR" approval of the reservation of an additional three million shares of ALLETE Common Stock for issuance under the Executive Long-Term Incentive Compensation Plan. If any other business is transacted at the meeting, all shares represented by valid proxies will be voted in accordance with the best judgment of the appointed Proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The only person known to ALLETE who as of March 15, 2002 owned beneficially more than 5 percent of any class of ALLETE's voting securities is American Express Trust Company, 50765 AXP Financial Center, Minneapolis, MN 55474. As of March 15, 2002 American Express Trust Company held [8,036,844] shares, or [10.6] percent, of ALLETE's Common Stock in its capacity as Trustee of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP). Generally, these shares will be voted in accordance with instructions received by American Express Trust Company from participants in the RSOP.

          The following table presents the shares of Common Stock beneficially owned by directors, nominees for director, executive officers and former executive officers named in the Summary Compensation Table which appears subsequently in this Proxy Statement, and all directors and executive officers of ALLETE as a group, as of March 15, 2002. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

                                                   Options                                                           Options
                        Number of Shares         Exercisable                               Number of Shares         Exercisable
Name of                   Beneficially         within 60 days         Name of                Beneficially          within 60 days
Beneficial Owner             Owned <F1>     after March 15, 2002      Beneficial Owner          Owned <F1>      after March 15, 2002
------------------------------------------------------------------------------------------------------------------------------------
Kathleen A. Brekken                                 6,180             Nick Smith                                        8,100
Wynn V. Bussmann              500                       0             Bruce W. Stender                                  8,100
Dennis E. Evans                                     8,100             Donald C. Wegmiller                               8,100
David G. Gartzke                                   75,690             Donnie R. Crandell                               62,865<F2>
Glenda E. Hood                                      1,250             Robert D. Edwards                                99,722
Peter J. Johnson                                    8,100             John F. Fuller                                        0
George L. Mayer                                     7,616             James P. Hallett                                 57,919
Jack I. Rajala                                      8,100             Edwin L. Russell                                 27,532
Arend J. Sandbulte                                  7,496             Donald J. Shippar                                21,138

All directors and
executive officers
as a group (22):                                  561,302
------------------------------------------------------------------------------------------------------------------------------------

<F1>  Includes (i) shares as to which voting and investment power is shared with the person's spouse:  Mr. Johnson - 24,252, Mr.
      Russell - 127,482, Mr. Sandbulte - 5,170, Mr. Fuller - 2,030, and all directors and officers as a group - 189,543; (ii) shares owned by the person's spouse:  Mr. Smith - 50, Mr. Crandell - 3,909 and all directors and officers as a group - 26,648;  (iii)
      shares held beneficially for the person's children:  Mr. Russell - 12,338;  and (iv) shares held as trustee:  Mr. Mayer - 400.
      Each  director and  executive  officer owns only a fraction of 1 percent of any class of ALLETE  stock and all  directors  and executive officers as a group also own less than 1 percent of any class of ALLETE stock.
<F2>  Includes 11,144 options owned by Mr. Crandell's spouse that are exercisable within 60 days after March 15, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires ALLETE's directors and executive officers, and persons who own more than 10 percent of a registered class of ALLETE's equity securities, to file reports of initial ownership of ALLETE's Common Stock and other equity securities and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of such reports, ALLETE believes that all such filing requirements were met during 2001, except for [one] report covering the purchase of 1,000 shares of ALLETE Common Stock by Mr. Nick Smith which was inadvertently filed three months late.

--------------------------------------------------------------------------------
                       ITEM NO. 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

          It is intended that the shares represented by the proxy will be voted, unless authority is withheld, "FOR" the election of the 11 nominees for director named on the opposite page. Pictured below, Mr. Sandbulte, Director since 1983 and former Chairman, President and CEO, will not stand for election this year since he will retire from the Board pursuant to the Board's retirement policy. Directors are elected to serve until the next annual election of directors and until a successor is elected and qualified or until a director's earlier resignation or removal. In the event that any nominee should become unavailable, which is not anticipated, the Board of Directors may provide by resolution for a lesser number of directors or designate substitute nominees, who would receive the votes represented by the enclosed proxy.

CURRENT DIRECTORS

[GROUP PHOTO]

                                       [GRAPHIC OMITTED]

                                        1  Jack I. Rajala
                                        2  Dennis E. Evans
                                        3  Arend J. Sandbulte
                                        4  George L. Mayer
                                        5  Bruce W. Stender
                                        6  David G. Gartzke
                                        7  Glenda E. Hood
                                        8  Kathleen A. Brekken
                                        9  Nick Smith
                                       10  Peter J. Johnson
                                       11  Donald C. Wegmiller

NOMINEES FOR DIRECTOR

KATHLEEN A. BREKKEN, 52, Cannon Falls, MN. Member of the Executive Compensation Committee. President and CEO of Midwest of Cannon Falls, Inc., a wholesale distributor of seasonal gift items, exclusive collectibles and distinctive home decor, with 15 showrooms in major markets throughout the United States and Canada. Board of Regents of St. Olaf College in Minnesota. Director since 1997.

WYNN V. BUSSMANN, 60, Birmingham, MI. Senior Vice President - Global Forecasting of J.D. Power and Associates, an international marketing information firm. From 1994 to 2001 was Corporate Economist for Daimler Chrysler Corporation, where he provided forecasts and analysis of vehicle sales and other trends in the vehicle industry for product strategy and planning. Chair of Society of Automotive
Analysts and past chair of the Conference of Business Analysts. First-time nominee.

DENNIS E. EVANS, 63, Minneapolis, MN. Member of the Executive Committee and the Executive Compensation Committee. President and CEO of the Hanrow Financial Group, Ltd., a merchant banking firm. Director of Angeion Corporation. Director since 1986.

DAVID G. GARTZKE, 58, Chairman, President and CEO of ALLETE. Board member of Edison Electric Institute, Minnesota Business Partnership and the College of St. Scholastica. Director since 2001.

GLENDA E. HOOD, 52, Orlando, FL. Member of the Audit Committee. Mayor of Orlando, Florida since 1992. Chief Executive Officer of Orlando's City Administration, Chairman of the City Council and board member of the Orlando Utilities Commission. Past President of the National League of Cities. Director since 2000.

PETER J. JOHNSON, 65, Tower, MN. Member of the Audit Committee. Chairman and CEO of Hoover Construction Company, a highway and heavy construction contractor. Director since 1994.

GEORGE L. MAYER, 57, Essex, CT. Member of the Audit Committee. Founder and President of Manhattan Realty Group which manages various real estate properties located predominantly in northeastern United States. Director of Schwaab, Inc., one of the nation's largest manufacturers of handheld rubber stamps and associated products. Director since 1996.

JACK I.RAJALA, 62, Grand Rapids, MN. Member of the Executive Committee. Chairman and CEO of Rajala Companies and Director and President of Rajala Mill Company, which manufacture and trade lumber. Director of Grand Rapids State Bank. Board of Regents of Concordia College in Minnesota. Director since 1985.

NICK SMITH, 65, Duluth, MN. Chair of the Executive Committee and member of the Executive Compensation Committee. Chairman and CEO of Northeast Ventures Corporation, a venture firm investing in northeastern Minnesota. Chairman of Community Development Venture Capital Alliance, a national association. Director of North Shore Bank of Commerce. Director and founding Chair of Great Lakes Aquarium and Freshwater Discovery Center in Duluth, MN. Of counsel to Fryberger, Buchanan, Smith & Frederick, P.A. Director since 1995.

BRUCE W. STENDER, 60, Duluth, MN. Chair of the Audit Committee and member of the Executive Committee. President and CEO of Labovitz Enterprises, Inc. which owns and manages hotel properties. Trustee of the C.K. Blandin Foundation and member of the Chancellor's Advisory Committee for the University of Minnesota Duluth. Director since 1995.

DONALD C. WEGMILLER, 63, Minneapolis, MN. Chairman of the Executive Compensation Committee. President and CEO of Clark/Bardes Consulting - Healthcare Group, a national executive and physician compensation and benefits consulting firm. Director of LecTec Corporation, Medical Graphics Corporation, Possis Medical, Inc., SelectCare, Inc. and JLJ Medical Devices International, LLC. Director since 1992.

BOARD AND COMMITTEE MEETINGS IN 2001

          During 2001 the Board of Directors held nine meetings. The Executive Committee, which held nine meetings during 2001, provides oversight of corporate financial matters, performs the functions of a director nominating committee, leads the Board's annual evaluation of the Chief Executive Officer, and is authorized to exercise the authority of the Board in the intervals between meetings. Shareholders may recommend nominees for director to the Executive Committee by addressing the Secretary of ALLETE, 30 West Superior Street, Duluth, Minnesota 55802. The Audit Committee, which held eight meetings in 2001, recommends the selection of independent accountants, reviews and evaluates ALLETE's accounting practices, reviews periodic financial reports to be provided to the public, and reviews and recommends approval of the annual audit report. The Executive Compensation Committee, which held five meetings in 2001, establishes compensation and benefit arrangements for ALLETE officers and other key executives, intended to be equitable, competitive with the marketplace and consistent with corporate objectives. All directors attended 75 percent or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings in 2001.

DIRECTOR COMPENSATION

          Employee directors receive no additional compensation for their services as directors. In 2001 ALLETE paid each non-employee director an annual retainer fee of $5,000 and 1,300 shares of Common Stock under the terms of the Director Stock Plan. In addition, each non-employee director was paid $1,100 for each Board, committee and subsidiary board meeting attended, except that $500 was paid for attendance at a second meeting held the same day as another meeting. Each non-employee director who is the chairman of a committee received an additional $200 for each committee meeting attended. A $250 fee was paid for all conference call meetings. Directors may elect to defer all or a part of the cash portion of their retainer and meeting fees. The shares of Common Stock paid to directors with respect to 2001 had an average market price of $22.17 per share. The Board authorized payment of $25,000 each to Directors Evans and Smith and $10,000 to Director Stender for responsibilities undertaken during the retirement of Mr. Russell and the election of Mr. Gartzke as President of ALLETE in 2001.

          Under the Director Long-Term Stock Incentive Plan, non-employee directors receive automatic grants of 1,500 stock options every year and performance shares valued at $10,000 every other year. The stock options vest 50 percent after the first year, the remaining 50 percent after the second year and expire on the tenth anniversary of the date of grant. The exercise price for each grant is the closing sale price of ALLETE Common Stock on the date of grant. The performance periods for performance shares end on December 31 of the year following the date of grant. Dividend equivalents in the form of additional performance shares accrue during the performance period and are paid only to the extent the underlying grant is earned. The performance goal of each performance period is based on Total Shareholder Return for ALLETE in comparison to Total Shareholder Return for 16 diversified electric utilities. Any awards earned are paid out in Common Stock of ALLETE. During the two-year performance period ending December 31, 2001, shareholders of ALLETE realized Total Shareholder Return of 64.3 percent on their investment in ALLETE Common Stock, ranking ALLETE third among the 16 diversified utilities. With this ranking under the plan, the directors each earned 1,358 shares of Common Stock, an award equal to 200 percent of their target performance share award. Fifty percent of this performance share award was paid in stock at the end of the performance period. The remaining 50 percent will be paid in stock on the first anniversary of the end of the performance period.

PROPOSALS OF SHAREHOLDERS FOR THE 2003 ANNUAL MEETING

          All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 13, 2003 must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, Minnesota 55802, not later than November 19, 2002. In addition, the persons to be named as proxies in the proxy cards relating to that Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice prior to February 5, 2003, without discussion of such matter in the Proxy Statement relating to that Annual Meeting.

COMPENSATION OF EXECUTIVE OFFICERS

          The following information describes compensation paid in the years 1999 through 2001 for ALLETE's named executive officers.

                                                        SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                 Annual Compensation<F1>             Long-Term Compensation
                                                 -----------------------   -----------------------------------------
                                                                                     Awards                Payouts
                                                                           --------------------------     ----------
Name                                                                       Restricted      Securities                     All
and                                                                          Stock         Underlying        LTIP        Other
Principal                                         Salary       Bonus         Awards         Options        Payouts      Comp.<F6>
Position                               Year        ($)          ($)           ($)             (#)            ($)          ($)
-----------------------------------------------------------------------------------------------------------------------------------
DAVID G. GARTZKE                       2001      319,866      489,590<F2>  493,800<F4>       16,883        139,394      42,139
Chairman, President and                2000      239,927      225,523            0           24,928         11,764      35,403
CEO                                    1999      203,539      202,673            0           31,388         63,806      33,805

JAMES P. HALLETT                       2001      361,885      890,565<F3>        0           19,350        195,531      34,664
Executive Vice President;              2000      288,446      319,899<F3>        0           29,520        213,396<F5>  38,697
President and CEO of                   1999      271,908      276,210            0           26,004        266,107<F5>  32,963
Automotive Services

ROBERT D. EDWARDS                      2001      311,558      208,432            0           19,350        144,887      50,995
Executive Vice President;              2000      291,193      204,902            0           30,941         30,580      46,307
CEO of Minnesota Power                 1999      276,308      234,199            0           27,764         93,192      44,403

DONNIE R. CRANDELL                     2001      263,135      236,318            0           26,240        157,723      39,159
Executive Vice President;              2000      248,192      247,311            0           26,240         20,898      30,698
President of ALLETE Water Services     1999      235,192      149,114            0           23,828         52,187      26,589

DONALD J. SHIPPAR                      2001      194,654      104,654            0            6,136         88,524      21,336
President of Minnesota Power           2000      186,373       87,897            0            9,840         17,319      18,588
                                       1999      155,412       94,423            0            6,660         39,357      17,374

EDWIN L. RUSSELL                       2001      436,005            0            0           55,064              0     899,961
Retired Chairman, President            2000      512,754      764,834            0           87,466         38,458     303,564
and CEO                                1999      475,939      744,110            0           94,241        197,396      69,477

JOHN E. FULLER                         2001      301,056      418,894<F3>        0           18,247        328,019      39,625
Retired Executive Vice President;      2000      274,551      471,960<F3>        0           28,426         34,653      44,627
President and CEO of AFC               1999      254,923      265,980            0           32,046         78,539      37,672
------------------------------------------------------------------------------------------------------------------------------------

<F1> Amounts shown include  compensation  earned by the named executive  officers,  as well as amounts  earned,  but deferred at the election of those  officers.  The "Bonus" column is comprised of amounts earned  pursuant to Results  Sharing and the Executive
     Annual Incentive Plan. For bonuses paid in Common Stock, the market value of the stock is included.
<F2> Included in this amount is $250,000 paid as a bonus in connection with his election to the office of President.
<F3> Included in the amount shown for Mr. Hallett in 2001 is a special bonus of $614,115 awarded at the time he assumed responsibility for all operations under Automotive  Services.  Included in these amounts are $133,650 for 2001 and $108,500 for
     2000 to each executive in a combination  of stock and cash as annual  retention  bonuses.  Included in the amount shown for Mr.
     Fuller  for the year 2000 is  $119,290  paid in January  2001 for the  superior  performance  of AFC in the year 2000 which was inadvertantly omitted from the Compensation Table last year.
<F4> The amount shown  represents the value of 20,000 deferred share units of Common Stock granted on December 18, 2001. On December
     31, 2001,  20,000 shares valued at $504,000  remained  deferred  under the terms of the grant.  Mr. Gartzke  receives  dividend equivalents on these deferred share units.
<F5> Includes a supplemental  payment based upon significantly  exceeding  multi-year  financial  performance targets established in
     1996.
<F6> The amounts shown for 2001 include the following ALLETE annual contributions for the named executive officers:

                                                                            Contribution to the         Above-Market Interest
                           Contribution to the     Contribution to the         Supplemental                on Compensation
                            Flexible Benefit/        Employee Stock             Executive                   Deferred Under
     Name                     401(k) Plans           Ownership Plan          Retirement Plan           Executive Incentive Plan*
     ---------------------------------------------------------------------------------------------------------------------------

     David G. Gartzke           $10,880                  $4,658                  $22,594                       $4,007
     James P. Hallett             1,700                       0                   32,964                            0
     Robert D. Edwards           10,880                   4,658                   28,930                        6,527
     Donnie R. Crandell          10,880                   4,658                   23,621                            0
     Donald J. Shippar            9,435                   4,322                    7,012                          567
     Edwin L. Russell**          10,095                   3,328                        0                            0
     John E. Fuller               4,080                       0                   35,545                            0
     ---------------------------------------------------------------------------------------------------------------------------
     *  ALLETE made  investments in  corporate-owned  life insurance which will recover the cost of this above-market benefit if actuarial factors and other assumptions are realized.
     ** The amount shown in the Summary  Compensation  Table for 2001 includes (i) $820,575 paid pursuant to a retirement  agreement described in the Report of the Executive  Compensation  Committee  herein,  and (ii) $37,162 of this amount  represents  the
        "economic  value" premium  (including tax gross-up)  contributed by ALLETE in connection with a split-dollar  life insurance policy  arrangement,  and $28,801 paid as a  reimbursement  for taxes.  All rights under this policy  became the property of
        ALLETE at the time of Mr. Russell's retirement.

                                                      OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Grant
                                           Individual Grants                                                   Date Value
--------------------------------------------------------------------------------------------------------     ---------------

                         Number of            % of Total
                        Securities              Options
                        Underlying            Granted to         Exercise or                                  Grant Date
                          Options            Employees in         Base Price         Expiration              Present Value
 Name                   Granted (#)<F1>       Fiscal Year           ($/Sh)              Date                      ($)<F2>
----------------------------------------------------------------------------------------------------------------------------
 David G. Gartzke          16,883                 2.2               23.625          Jan. 2, 2011                 90,940

 James P. Hallett          19,350                 2.5               23.625          Jan. 2, 2011                104,229

 Robert D. Edwards         19,350                 2.5               23.625          Jan. 2, 2011                104,229

 Donnie R. Crandell        16,558                 2.1               23.625          Jan. 2, 2011                 89,190

 Donald J. Shippar          6,136                 0.8               23.625          Jan. 3, 2011                 33,052

 Edwin L. Russell          55,064                 7.0               23.625          Jan. 2, 2011                296,602

 John E. Fuller            18,247                 2.3               23.625          Jan. 2, 2011                 98,287
----------------------------------------------------------------------------------------------------------------------------

<F1> Options vest 50 percent on January 2, 2002 and 50 percent  on January 2, 2003.  Options  granted  to  each  of  the  executives listed in this  table  except  Mr.  Shippar  include a  replacement  option  feature  and are  subject  to a  change-in-control acceleration  provision.  Replacement  options (also known as ownership  retention  options or reload  options) are intended to encourage share ownership.  They typically do not provide stock appreciation  opportunity greater than the original options. In addition, they do not result in an increase in equity position,  which is the total combined number of shares and options held.
     Replacement  options are granted when the executive  uses his shares of ALLETE Common Stock to fund the exercise price of stock options. One replacement option is granted to replace each share that is delivered by the executive as payment for the purchase price of shares being acquired through the exercise of a stock option.  Replacement  options become exercisable 12 months after their grant date and  terminate on the  expiration  date of the option that they  replace.  The exercise  price of  replacement options is equal to the closing price of ALLETE's Common Stock on the grant date of the replacement options.
<F2> The grant date dollar value of options is based  on  ALLETE's  binomial  ratio (as of  January 2, 2001) of  .228.  The binomial method is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of ALLETE's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize.  Any actual value to the officer or other employee will depend on the extent to which the market value of ALLETE's  Common Stock at a future date exceeds the exercise  price.  In addition to the option exercise price,  the following  assumptions for modeling were used to calculate the values shown for the options granted in 2001: (i) each option remains  outstanding for a period of seven years; (ii) expected dividend yield is 4.53 percent (based on the most recent quarterly dividend); (iii) expected stock price volatility is .260 (based on 504 trading days previous to January 2, 2001); and (iv) a risk-free rate of return of 4.91 percent (based on Treasury yields).

                                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                     AND FY-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------------------
                                                                    Number of Securities            Value of Unexercised
                                                                   Underlying Unexercised               In-the-Money
                                                                    Options at FY-End (#)           Options at FY-End ($)
                        Shares Acquired     Value Realized     ------------------------------    ------------------------------
 Name                   on Exercise (#)           ($)          Exercisable      Unexercisable    Exercisable      Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
 David G. Gartzke                0                   0           54,784            29,347          339,894            138,144

 James P. Hallett           35,192             291,173           33,484            34,110          111,579            162,578

 Robert D. Edwards               0                   0           74,577            34,820          380,482            168,933

 Donnie R. Crandell         29,238             216,434           30,322            29,678          100,955            143,503

 Donald J. Shippar           3,762              35,928           13,150            11,056           26,134             53,698

 Edwin L. Russell          221,707             874,486           27,532                 0           43,363                  0

 John E. Fuller             61,403             342,967                0            32,460                0            155,945
-------------------------------------------------------------------------------------------------------------------------------

RETIREMENT PLANS

          The following table sets forth examples of the estimated annual retirement benefits that would be payable to participants in ALLETE's Retirement Plan and Supplemental Executive Retirement Plan after various periods of service, assuming no changes to the plans and retirement at the normal retirement age of 65:

                                                              PENSION PLAN
                                                            Years of Service
------------------------------------------------------------------------------------------------------------------------------------
      Remuneration*                15                    20                    25                      30                    35
------------------------------------------------------------------------------------------------------------------------------------
       $100,000                 $12,000               $16,000               $30,800                 $35,800               $40,800
        125,000                  15,000                20,000                38,500                  44,750                51,000
        150,000                  18,000                24,000                46,200                  53,700                61,200
        175,000                  21,000                28,000                53,900                  62,650                71,400
        200,000                  24,000                32,000                61,600                  71,600                81,600
        225,000                  27,000                36,000                69,300                  80,550                91,800
        250,000                  30,000                40,000                77,000                  89,500               102,000
        300,000                  36,000                48,000                92,400                 107,400               122,400
        400,000                  48,000                64,000               123,200                 143,200               163,200
        450,000                  54,000                72,000               138,600                 161,100               183,600
        500,000                  60,000                80,000               154,000                 179,000               204,000
        600,000                  72,000                96,000               184,800                 214,800               244,800
        700,000                  84,000               112,000               215,600                 250,600               285,600
        800,000                  96,000               128,000               246,400                 286,400               326,400
        900,000                 108,000               144,000               277,200                 322,200               367,200
      1,000,000                 120,000               160,000               308,000                 358,000               408,000
------------------------------------------------------------------------------------------------------------------------------------
*Represents the highest annualized average compensation (salary and bonus) received for 48 consecutive months during the employee's last 15 years of service with ALLETE. For determination of the pension benefit, the 48-month period for highest average salary may be different from the 48-month period of highest aggregate bonus compensation.

          Retirement benefit amounts shown are in the form of a straight-life annuity to the employee and are based on amounts listed in the Summary
Compensation Table under the headings Salary and Bonus. Retirement benefit amounts shown are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan provides that the benefit amount at retirement is subject to adjustment in future years to reflect cost of living increases to a maximum adjustment of 3 percent per year. As of December 31, 2001, the executive officers named in the Summary Compensation Table had the following number of years of credited service under the plan:

          David G. Gartzke   27 years     Donnie R. Crandell  21 years
          James P. Hallett    7 years     Donald J. Shippar   25 years
          Robert D. Edwards  26 years

          Edwin L. Russell  7 years
          John E. Fuller    7 years

          In 2001 the Board established for ALLETE's top four executives, if they remain employed as a senior executive with ALLETE until age 62, a defined benefit retirement plan which supplements amounts paid under other ALLETE retirement plans, so that the executive's total retirement pay is no less than 51 percent of the executive's final pay if retirement is at age 62 and no less than 60 percent of the executive's final pay if retirement is at age 65. This benefit is reduced by 2.3 percent of pay for each year under 22 years of service with ALLETE if the executive retires at age 62 and by 3 percent of pay for each of the three years between ages 62 and 65.

          With certain exceptions, the Internal Revenue Code of 1986, as amended, (Code) restricts the aggregate amount of annual pension which may be paid to an employee under the Retirement Plan to $140,000 for 2001. This amount is subject to adjustment in future years to reflect cost of living increases. ALLETE's Supplemental Executive Retirement Plan provides for supplemental payments by ALLETE to eligible executives (including the executive officers named in the Summary Compensation Table) in amounts sufficient to maintain total retirement benefits upon retirement at a level which would have been provided by the Retirement Plan if benefits were not restricted by the Code.

REPORT OF BOARD'S EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          Described below are the compensation policies of the Executive Compensation Committee of the Board of Directors (Committee) effective for 2001 with respect to the executive officers of ALLETE. Composed entirely of independent outside directors, the Committee is responsible for recommending to the Board policies which govern the executive compensation program of ALLETE and for administering those policies. Since 1995 the Board has retained the services of William M. Mercer, Incorporated (Mercer), a benefits and compensation consulting firm, to assist the Committee in connection with the performance of such responsibilities.

          The role of the executive compensation program is to help ALLETE achieve its corporate goals by motivating performance, rewarding positive results and enhancing Total Shareholder Return. Recognizing that the potential impact an individual employee has on the attainment of corporate goals tends to increase at higher levels within ALLETE, the executive compensation program provides greater variability in compensating individuals based on results achieved as their levels within ALLETE rise. In other words, individuals with the greatest potential impact on achieving the stated goals have the greatest amount to gain when goals are achieved and the greatest amount at risk when goals are not achieved.

          The  program   recognizes   that,  in  order  to  attract  and  retain
exceptional executive talent needed to lead and grow ALLETE's businesses, compensation must be competitive in the national market. To determine market levels of compensation for executive officers in 2001, the Committee relied upon comparative information from general industrial companies in tandem with available specific industry data (i.e. electric utility, automotive, finance, water utility, etc.) which was provided and reviewed by Mercer. All data were analyzed to determine median compensation levels for comparable positions in comparably sized companies, as measured by revenue.

          Internal Revenue Code Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid for any fiscal year to each of the corporation's CEO and four other most highly compensated executive officers as of the end of any fiscal year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The stock options and performance shares granted to the executive officers under the Executive Long-Term Incentive Compensation Plan are intended to qualify as performance-based compensation within the meaning of Code Section 162(m) and should therefore be fully deductible for federal income tax purposes.

          As described below, executive officers of ALLETE receive a compensation package which consists of three basic elements: base salary, performance-based compensation and supplemental executive benefits. The CEO's compensation is discussed separately.

BASE SALARY

          Base salaries are set at a level so that, if the target level of performance is achieved under the performance-based plans as described below, executive officers' total compensation, including amounts paid under each of the performance-based compensation plans, will be near the midpoint of market compensation as described above.

PERFORMANCE-BASED COMPENSATION

          The performance-based compensation plans of ALLETE are intended by the Committee to reward executives for achieving financial and non-financial goals which the Committee determines will be required to achieve ALLETE's strategic and budgeted goals.

          Performance goals under performance-based plans are established in advance by the Committee and the Board of Directors. A target level of performance under the performance-based plans meets budget or represents a Total Shareholder Return ranking in the top half of the peer group described below. Total Shareholder Return is defined as stock price appreciation plus dividends reinvested on the ex-dividend date throughout the relevant performance period, divided by the fair market value of a share at the beginning of the performance period. With target performance, it is the Committee's intent that executive compensation (including the value of stock options granted) will be near the midpoint of the relevant market. If no performance awards are earned, and no value is attributed to the stock options granted, compensation of ALLETE's executive officers would be significantly below the midpoint market compensation level, while performance at increments above the target level will result in total compensation above the midpoint of the market.

          ALLETE's performance-based compensation plans include:

        - RESULTS SHARING. The Results Sharing awards are based on corporate earnings per share and business unit operating income. Awards were available in 2001 to all employees in the electric, water and corporate groups on the same percentage-of-pay basis. Target financial performance will result in an award of 5 percent of base salary, assuming safety and environmental protection goals established by the Executive Compensation Committee are also accomplished.

        - EXECUTIVE ANNUAL INCENTIVE PLAN. The Executive Annual Incentive Plan is intended to focus executive attention on meeting and exceeding annual financial and non-financial business unit goals established by the Committee. For 2001 financial goals were business unit contributions to net income, operating free cash flow and earnings per share. These financial performance measures were chosen by the Committee because of their positive correlation over time with the Total Shareholder Return achieved by ALLETE for its shareholders. Target level performance is earned if budgeted financial results are achieved. The results shown on the Summary Compensation Table reflect financial operating performance by business units in 2001 ranging from below budget to substantially above budget.

        - LONG-TERM INCENTIVE PLAN (LTIP). Under the Executive Long-Term Incentive Compensation Plan, the executive officers, other than the CEO, of ALLETE have been awarded stock options annually and performance shares biennially having in the aggregate target award values ranging from 25 percent to 50 percent of their annual base salaries. The value has been allocated 70 percent to stock options and 30 percent to performance shares. The stock options will have value only if ALLETE's Common Stock price appreciates. The performance shares granted to the corporate group had value if, in two years from the grant date, the Total Shareholder Return of ALLETE, over the two-year performance measurement period determined in advance by the Board of Directors, ranked at least in the 3rd quartile of a peer group of 16 diversified electric utilities adopted by the Committee as appropriate comparators. Twenty-five percent of the performance share award to business unit executives is based on the foregoing ranking and 75 percent is based on other financial measures selected by the Committee because of their correlation over time with Total Shareholder Return. Dividend equivalents accrue on performance shares during the performance period and are paid in Common Stock only to the extent performance goals are achieved. The maximum payout is 200 percent of the target award. If earned, the performance shares will be paid in Common Stock with 50 percent of the award paid after the end of the performance period and the remaining 50 percent on the first anniversary thereof. For the two-year performance period ending December 31, 2001, shareholders of ALLETE realized a Total Shareholder Return of 64.3 percent on their investment in ALLETE Common Stock, ranking ALLETE third among the 16-member peer group. The LTIP payout for 2001 shown in the Summary Compensation Table includes a payout of 50 percent of the award earned for the performance period ending December 31, 2001 and the final 25 percent of the award earned for the performance period ending December 31, 1999, 25 percent of which was reported for 2000 and 50 percent for 1999.

          For the two-year performance period beginning January 2002, the Committee increased target opportunities for the executive officers (other than the CEO) to a range of 50 to 100 percent of annual base salary, to remain in line with trends in executive compensation and to keep the total executive compensation package at the median of the relevant market. All performance shares granted for the two-year performance period beginning in 2002 will use Total Shareholder Return as the performance measure and will have value only if ALLETE's Total Shareholder Return ranks at least 11th among a peer group of 16 utilities.

          The Committee has determined that these awards are consistent with its philosophy of aligning executive officers' interests with those of shareholders and to the performance of ALLETE.

SUPPLEMENTAL EXECUTIVE BENEFITS

          ALLETE has established a Supplemental Executive Retirement Plan (SERP) to compensate certain employees, including the executive officers, equitably by replacing benefits not provided by ALLETE's Flexible Benefit Plan and the Employee Stock Ownership Plan due to government-imposed limits and to provide retirement benefits which are competitive with those offered by other businesses with which ALLETE competes for executive talent. The SERP also provides employees whose salaries exceed the salary limitations for tax-qualified plans imposed by the Code with additional benefits such that they receive in aggregate the benefits they would have been entitled to receive had such limitations not been imposed.

RETIREMENT AGREEMENT

          On August 28, 2001 the Board approved a Retirement Agreement in connection with Mr. Russell's retirement from ALLETE, as he stepped down from the positions of Chairman, President and CEO. Under this agreement, Mr. Russell was paid amounts totaling $820,575, which represent payment of his salary through the end of the year, 8/12 of his annual bonus for the year 2000 which was paid in lieu of an annual bonus for 2001, the last 25 percent of the Long-Term Incentive Plan award for the two-year performance period ending in 1999 (which would have been paid in February 2002 had he remained with ALLETE through year-end) and less than $50,000 in other benefits. Also, the time-period for exercise of Mr. Russell's stock options was extended to three years from the date of his retirement.

CHIEF EXECUTIVE OFFICER COMPENSATION

          On August 28, 2001 the Board of Directors elected Mr. Gartzke President of ALLETE, making him the lead executive officer. In connection with this action, the Board (i) increased Mr. Gartzke's salary from $270,000 to $475,000, (ii) paid him a $250,000 bonus, sixty percent of which was paid in Common Stock, and (iii) awarded him a retention grant of 20,000 deferred share units (reported under Restricted Stock in the Summary Compensation Table), half of which will be earned if Mr. Gartzke remains ALLETE's top executive officer through 2002 and the remainder of which will be earned if he remains through 2003. The Committee has designed Mr. Gartzke's compensation package to provide substantial incentive to achieve and exceed the Board's financial performance goals for ALLETE and Total Shareholder Return goals for ALLETE's shareholders.

          Under ALLETE's Results Sharing Plan, Mr. Gartzke was awarded $19,352, or 6 percent of his salary paid in 2001, based 50 percent on corporate earnings per share and 50 percent on an average of business unit Results Sharing awards. Under the Executive Annual Incentive Plan in 2001, Mr. Gartzke earned an award of $220,238, or 46 percent of his year-end salary, which rewarded Mr. Gartzke for achieving 2001 corporate earnings per share results that were at target, as well as for achievement of non-financial goals established by the Committee.

          Mr. Gartzke's compensation also contained elements which motivated him to focus on the longer-term performance of ALLETE. Under the Long-Term Incentive Compensation Plan (LTIP), Mr. Gartzke's annualized target opportunities for the two-year performance period ending December 31, 2001 were valued at 50 percent of his salary. This value is allocated 70 percent to stock options awarded annually and 30 percent to performance shares awarded in even-numbered years. The stock options and performance shares have the same characteristics as those issued to other executive officers as described above. Mr. Gartzke's performance share payouts are based on Total Shareholder Return. For the two-year performance period ending December 31, 2001, shareholders of ALLETE realized a Total Shareholder Return of 64.3 percent on their investment in ALLETE Common Stock, ranking ALLETE third among the 16-member peer group. The LTIP payout for 2001 shown in the Summary Compensation Table includes a final payout of 25 percent of the award earned for the performance period ending December 31, 1999 and an initial 50 percent of the award earned for the performance period ending December 31, 2001. In recognition of Mr. Gartzke's promotion to the office of chief executive officer of ALLETE in January 2002, and consistent with the Compensation Committee's desire to motivate him to focus on increasing Total Shareholder Return over the longer term, Mr. Gartzke's annualized LTIP target opportunity for the two-year performance period commencing January 1, 2002 was increased to 150 percent of his salary.

March 26, 2002

Executive Compensation Committee

Donald C. Wegmiller, Chairman               Dennis E. Evans
Kathleen A. Brekken                         Nick Smith

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee of the Board of Directors, consisting of 4 independent, non-employee directors, assists the Board in carrying out its oversight responsibilities for ALLETE's financial reporting process, audit process and internal controls. The Audit Committee reviews and recommends to the Board of Directors (i) that the audited financial statements be included in ALLETE's Annual Report on Form 10-K; and (ii) the selection of the independent public accountants to audit the books and records of ALLETE.

          The Audit Committee has (i) reviewed and discussed ALLETE's audited financial statements for the year ending December 31, 2001 with ALLETE's management and with ALLETE's independent accountants; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues; (iii) discussed with ALLETE's independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which include, among other items, matters related to the conduct of the audit of ALLETE's financial statements; and (iv) received and discussed the written disclosures and the letter from ALLETE's independent accountants required by Independence Standards Board Statement No. 1 (independence discussions with audit committees) which relate to the accountant's independence from ALLETE. Based on the review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ALLETE's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

          Management has advised the Audit Committee that PricewaterhouseCoopers LLP's fees for the year ended December 31, 2001 were as follows ($ millions):

          Audit fees                                         $1.1

          Financial information systems design
          and implementation fees                            $0.0

          All other fees                                     $1.2

All other fees in the foregoing table are comprised of $1 million for various tax services and $0.2 million for audits of employee benefit plans, work related to stock and debt offerings, and consultations on various accounting matters. We have considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining PricewaterhouseCoopers LLP's independence.


Audit Committee

Bruce W. Stender, Chair                Glenda E. Hood
Peter J. Johnson                       George L. Mayer

ALLETE COMMON STOCK PERFORMANCE

          The following graph compares ALLETE's cumulative Total Shareholder Return on its Common Stock with the cumulative return of the S&P 500 Index and the S&P Utilities Index, a capitalization-weighted index of 27 stocks, which is designed to measure the performance of the electric power utility company sector of the S&P 500 Index. The S&P 500 Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Because this composite index has a broad industry base, its performance may not closely track that of a composite index comprised solely of electric utilities. The calculations assume a $100 investment on December 31, 1996 and reinvestment of dividends on the ex-dividend date.

[GRAPHIC MATERIAL OMITTED-PERFORMANCE GRAPH]

                                       TOTAL SHAREHOLDER RETURN FOR THE FIVE YEARS ENDING DECEMBER 31, 2001

                                  1996          1997           1998          1999            2000           2001
                                 --------------------------------------------------------------------------------
ALLETE                            $100          $169           $179          $146            $226           $240
S&P Utilities Index (Electric)    $100          $126           $146          $118            $181           $166
S&P 500 Index                     $100          $133           $171          $208            $189           $166

--------------------------------------------------------------------------------
              ITEM NO. 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

          The  Audit   Committee  of  the  Board  of  Directors  of  ALLETE  has
recommended the appointment of PricewaterhouseCoopers LLP as independent accountants for ALLETE for the year 2002. PricewaterhouseCoopers LLP has acted in this capacity since October 1963.

          A representative of the accounting firm will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

          In connection with the 2001 audit, PricewaterhouseCoopers LLP reviewed ALLETE's annual report, examined the related financial statements, and reviewed interim financial statements and certain filings of ALLETE with the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

          The  Board  of  Directors   recommends  a  vote  "FOR"  approving  the
appointment of PricewaterhouseCoopers LLP as ALLETE's independent accountants for 2002.

--------------------------------------------------------------------------------
ITEM NO. 3 - APPROVAL OF RESERVATION OF ADDITIONAL SHARES UNDER THE
             ALLETE EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
--------------------------------------------------------------------------------

          Shareholders are asked to approve an amendment to the ALLETE Executive Long-Term Incentive Compensation Plan (Plan) increasing the number of shares of ALLETE Common Stock authorized for issuance thereunder by a total of three million shares. As a result, 4,252,746 shares will be available for issuance under the Plan. The Plan is integral to ALLETE's ability to attract and retain talented executives and to more closely align their interests with those of the shareholders. Approximately 390 officers and key executives of ALLETE and its subsidiaries currently participate in the Plan. The following summary of the principal provisions of the Plan is not a complete description of all of its terms and provisions.

          The Board of Directors recommends a vote "FOR" the amendment to the Plan.

GENERAL DESCRIPTION OF THE PLAN

          The purpose of the Plan is to promote the success and enhance the value of ALLETE by linking participants' personal interests to those of ALLETE's shareholders and providing participants with an incentive for outstanding performance. The Plan is further intended to assist ALLETE in its ability to motivate, attract and retain the services of participants upon whom the successful conduct of its operations is largely dependent. The Plan became effective on January 1, 1996 and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time, until all shares subject to the Plan have been purchased or acquired. No grants may be made under the Plan after the tenth anniversary of the effective date. The Board may, at any time, and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, will be effective unless approved by the shareholders. The Plan is administered by the Executive Compensation Committee of the Board of Directors (Committee), which consists exclusively of outside directors as defined in Section 1.162-27(e)(3) of the Treasury Regulations with respect to grants made to certain key executive officers.

          The Common Stock available for issuance under the Plan may be increased by shares purchased on the open market or shares tendered to exercise options or withheld to satisfy tax withholding requirements in connections with the Plan. If any corporate transaction occurs that causes a change in the capitalization of ALLETE, the Committee is authorized to make such adjustments to the number and class of shares of stock delivered, and the number and class and/or price of shares of Common Stock subject to outstanding grants made under the Plan as it deems appropriate and equitable to prevent dilution or enlargement of participants' rights.

          Officers and key executives of ALLETE and its subsidiaries are eligible to participate in the Plan, as determined by the Committee including employees who are members of the Board of Directors, but excluding directors who are not employees.

PLAN BENEFITS

         During fiscal 2001, stock options to purchase shares of 151,588 Common Stock were granted to ALLETE's named executive officers, as set forth in the table captioned "Option Grants in Last Fiscal Year" above. Stock options were granted during the year to all executive officers of ALLETE as a group to purchase 208,339 shares of ALLETE Common Stock at an average weighted exercise price of $23.625 per share. In addition, stock options were granted to all other eligible executive employees of ALLETE as a group to purchase 573,733 shares of ALLETE Common Stock at an average weighted exercise price of $23.625 per share. The number of options or other awards to be granted in the future to ALLETE's executive officers and to other employees is not determinable at this time. On January 2, 2002 the closing price on the New York Stock Exchange of ALLETE Common Stock was $25.68 per share.

GRANTS UNDER THE PLAN

          STOCK OPTIONS. The Committee may grant incentive stock options (ISOs), nonqualified stock options or a combination thereof under the Plan. The option price for each such grant will be the closing sale price of ALLETE Common Stock on the date of grant. Options will expire at such times as the Committee determines at the time of grant; provided, however, that no option will be exercisable later than the tenth anniversary of its grant. Simultaneously with the grant of an option, a participant may receive dividend equivalents which entitle the participant to a right to receive the value of the dividends paid with respect to the number of shares held under option from the date of grant to the date of exercise. The Committee will determine at the time that dividend equivalents are granted the conditions, if any, to which the payment of such dividend equivalents is subject.

          Options granted under the Plan will be exercisable at such times and subject to such restrictions and conditions as the Committee may approve; provided that no option may be exercisable prior to six months following its grant. The option exercise price is payable in cash, in shares of Common Stock of ALLETE having a fair market value equal to the exercise price, by sharing withholding or in a combination of the foregoing. The Committee may allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to the applicable securities laws. The Committee may grant options which include an ownership retention (or reload) provision, whereby a participant who pays the exercise of an option by delivering shares of ALLETE Common Stock will automatically be granted an ownership retention option (also known as a reload option) to purchase shares of Common Stock, the number of shares subject to such ownership retention option being equal to the number of shares tendered to exercise the original option and the term of such ownership retention option being equal to the remaining term of the original option. The exercise price of the ownership retention option would be the closing price of ALLETE's Common Stock on the date the ownership retention option is granted. The ownership retention option feature encourages executives to exercise their options at an earlier date, thereby increasing their stock ownership and more closely aligning their interests with those of the shareholders. The Committee may permit a participant to defer the receipt of shares of Common Stock of ALLETE upon the exercise of an option pursuant to an irrevocable election which specifies the future date or event upon which such shares will be distributed. The maximum number of shares of ALLETE Common Stock subject to options which may be granted to any single participant during any one calendar year is 300,000. This accommodates the number of ownership retention options which may be issued if an executive exercises a large number of options in a given year.

          The following is a brief summary of certain of the federal income tax consequences to ALLETE and Plan participants of the grant and exercise of options. The tax rules may change at any time. Generally, a participant does not recognize taxable income, and ALLETE is not entitled to a deduction, upon the grant of an option. Upon the exercise of an option, the participant recognizes ordinary income equal to the excess of the fair market value of the shares of common stock acquired over the option exercise price. The amount of such excess is generally determined by reference to the fair market value of our Common Stock on the date of exercise. ALLETE is generally entitled to a deduction equal to the compensation taxable to the participant as ordinary income.

          STOCK APPRECIATION RIGHTS. Stock Appreciation Rights (SARs) guaranteed under the Plan may be in the form of freestanding SARs, tandem SARs or a combination thereof. The base value of an SAR will be equal to the closing sale price of a share of ALLETE Common Stock on the date of grant. No SAR guaranteed under the Plan may be exercisable prior to six months following its grant. The term of any SAR granted under the Plan will be determined by the Committee, provided that the term may not exceed the ten years. Freestanding SARs may be exercised upon such terms and conditions as are imposed by the Committee and explained in the SAR grant agreement. A tandem SAR may be exercised only with respect to the shares of Common Stock of ALLETE for which its related option is exercisable. Upon exercise of an SAR, a participant will receive the excess of the fair market value of a share of ALLETE Common Stock on the date of exercise over base value multiplied by the number of shares with respect to which the SAR is exercised. Payment due to the participant upon exercise may be made in cash, in shares of ALLETE Common Stock having a fair market value equal to the cash amount, or in a combination of cash and shares, as determined by the Committee. The maximum number of SARs which may be granted to any one participant under the Plan in any calendar year is 40,000.

          RESTRICTED STOCK. Restricted stock may be granted in such amounts and subject to such terms and conditions as determined by the Committee. The restrictions will generally lapse on the basis of the passage of time.
Participants holding restricted stock may exercise full voting rights with respect to those shares during the restricted period and will be credited with regular cash dividends and other distribution paid with respect to the shares.

          Subject to the Committee's right to determine otherwise at the time of grant, dividends or distributions credited during the restricted period will be subject to the same restriction on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. All dividends credited will be paid promptly following the vesting of the shares of restricted stock to which the dividends or other distributions relate.

          PERFORMANCE UNITS AND PERFORMANCE SHARES. Performance units and performance shares may be granted in the amounts and subject to the terms and conditions as determined by the Committee. The Committee will set performance goals, which, depending on the extent to which they are met during the performance periods established by the Committee, will determine the number and/or value of performance units/shares that will be paid out to participants. Performance periods will, in all cases, be at least six months in length.

          Simultaneously with the grant of performance shares, the participant may be granted dividend equivalents with respect to these performance shares. Dividend equivalents will constitute rights to be paid amounts equal to the dividends declared on an equal number of outstanding shares on all payment dates occurring during the period between the grant date of the performance shares and the date the performance shares are earned or paid out.

          Participants will receive payment of the value of performance units/shares earned after the end of the performance period, or at a later time as the Committee may determine. Payment of performance units/shares will be made in cash and/or shares of ALLETE Common Stock which have an aggregate fair market value equal to the value of the earned performance units/shares after the end of the applicable performance period, in the combination as the Committee determines. These shares may be granted subject to any restrictions deemed appropriate by the Committee.

          Unless and until the Committee proposes a change in the goals for shareholder vote or applicable tax and/or securities laws change to permit Committee discretion to alter the performance goals without obtaining shareholder approval, to avoid the limitations under Code Section 162(m), the performance goals to be used for purposes of grants to officers and key executives will be based upon any one or more of the following: (i) total shareholder return (measured as the sum of share price appreciation and dividends declared); (ii) total business unit return (a proxy for total shareholder return at the business unit level); (iii) return on invested capital, assets, or net assets; (iv) earnings/earnings growth; (v) cash flow/cash flow growth; (vi) cost of services to customers; (vii) growth in revenue, sales, operating income, net income, stock price and/or earnings per share; (viii) return on shareholders equity; (ix) economic value created; (x) customer satisfaction and/or customer service quality; and (xi) operating effectiveness.

          The maximum payout to any one participant with respect to (i) performance units granted in any calendar year is 200 percent of base salary determined at the earlier of the beginning of the performance period and the time the performance goals are set by the Committee and (ii) performance shares in any calendar year is 40,000.

          OTHER GRANTS. The Committee may make other grants which may include, without limitation, the grant of shares of Common Stock based upon certain specified conditions and the payment of shares in lieu of cash under other ALLETE incentive or bonus programs in such manner and at such times as the Committee determines.

--------------------------------------------------------------------------------
                                 OTHER BUSINESS
--------------------------------------------------------------------------------

          The Board of Directors does not know of any other business to be presented at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote pursuant to the proxies in accordance with their judgment in such matters.

          All shareholders are asked to promptly return their proxy in order that the necessary vote may be present at the meeting. We respectfully request that you vote your proxy at your earliest convenience either by signing and returning the accompanying proxy card or following the enclosed instructions to vote by phone or the Internet.

By order of the Board of Directors,

Dated March 26, 2002


Philip R. Halverson

Philip R. Halverson

Vice President, General Counsel and Secretary

          "Printed with soy based inks on recycled paper containing at least 10 percent fibers from paper recycled by consumers."

                    [RECYCLE LOGO] [LOGO PRINTED WITH SOY INK]

                                  [ALLETE LOGO]


                         ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 14, 2002
                                   10:00 A.M.
                              DULUTH ENTERTAINMENT
                                CONVENTION CENTER
                                350 HARBOR DRIVE
                                   DULUTH, MN





[ALLETE LOGO]                                                              PROXY
             ALLETE, INC., 30 WEST SUPERIOR STREET, DULUTH, MINNESOTA 55802-2093
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 14, 2002.

David G. Gartzke and Philip R. Halverson or either of them, with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of ALLETE, Inc. stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the auditorium at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:00 a.m. on Tuesday, May 14, 2002, or any adjournments thereof, with respect to the election of Directors, the appointment of independent accountants, the reservation of additional shares of ALLETE Common Stock to be issued under the Executive Long-Term Incentive Compensation Plan, and any other matters as may properly come before the meeting.

THIS PROXY CONFERS AUTHORITY TO VOTE EACH PROPOSAL LISTED ON THE OTHER SIDE UNLESS OTHERWISE INDICATED. If any other business is transacted at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies. The Board of Directors recommends a vote "FOR" each of the listed proposals. This Proxy is solicited on behalf of the Board of Directors of ALLETE, Inc., and may be revoked prior to its exercise. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. ALTERNATIVELY, AUTHORIZE THE ABOVE-NAMED PROXIES TO VOTE THE SHARES REPRESENTED ON THIS PROXY CARD BY PHONE OR THE INTERNET AS DESCRIBED ON THE OTHER SIDE. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional Proxy solicitations.

                   See reverse for voting instructions.

THERE ARE THREE WAYS TO VOTE YOUR PROXY                               ----------
                                                                       COMPANY #
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO        CONTROL #
VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND ---------- RETURNED YOUR PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK --- EASY --- IMMEDIATE

- Use any touch-tone telephone to vote your Proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 13, 2002.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
- Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/ale/ - QUICK --- EASY --- IMMEDIATE

- Use the Internet to vote your Proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 13, 2002.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your Proxy card and return it in the postage-paid envelope we've provided or return it to ALLETE, Inc., c/o Shareholder Services, P.O. Box 64873, St. Paul, MN 55164-0873.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                             - PLEASE DETACH HERE -

--------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

1. Election of Directors   01 Brekken   02 Bussmann    03 Evans       04 Gartzke
                           05 Hood      06 Johnson     07 Mayer       08 Rajala
                           09 Smith     10 Stender     11 Wegmiller

/ / Vote FOR all nominees    / / Vote WITHHELD from all nominees
    (except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY      ----------------------
INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S)
IN THE BOX PROVIDED TO THE RIGHT.)                        ----------------------



2.  Appointment of PricewaterhouseCoopers LLP as independent accountants.

    / / For       / / Against       / / Abstain


3. Reservation of an additional 3 million shares of ALLETE Common Stock for issuance under the Executive Long-Term Incentive Compensation Plan.

    / / For       / / Against       / / Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box  / /                       Date
Indicate changes below:                                  -----------------------


                                             -----------------------------------


                                             -----------------------------------
                                             Signature(s) in Box

                                              Please   sign   exactly   as  your
                                              name(s)  appears on Proxy. If held
                                              in joint tenancy, all persons must
                                              sign.  Trustees,   administrators,
                                              etc.,  should  include  title  and
                                              authority.   Corporations   should
                                              provide  full name of  corporation
                                              and  title of  authorized  officer
                                              signing the Proxy.
--------------------------------------------------------------------------------

YOU'RE INVITED!                                                    [ALLETE LOGO]

2002 ANNUAL MEETING OF SHAREHOLDERS


DEAR SHAREHOLDER:

   I'M PLEASED TO INVITE YOU TO ALLETE'S ANNUAL MEETING OF SHAREHOLDERS ON TUESDAY, MAY 14, BEGINNING AT 10 A.M. AT THE DULUTH ENTERTAINMENT CONVENTION CENTER. LUNCH WILL BE SERVED IN THE DECC'S LAKE SUPERIOR BALLROOM AFTER THE MEETING. OUR AGENDA THIS YEAR WILL INCLUDE A REPORT ON THE BUSINESS HIGHLIGHTS OF 2001 AND A BRIEFING ON ALLETE'S CORPORATE STRATEGY GOING FORWARD. MUCH HAS HAPPENED IN THE LAST YEAR, AND THIS ANNUAL MEETING WILL BE A GOOD OPPORTUNITY TO CATCH UP ON THE LATEST INFORMATION ABOUT OUR REMARKABLE CORPORATION.

   PLEASE JOIN US ON MAY 14. WE LOOK FORWARD TO SEEING YOU.

                                        SINCERELY,
[PHOTO OMITTED]
                                        /s/ DAVID G. GARTZKE

                                        DAVID G. GARTZKE

                                        CHAIRMAN, PRESIDENT
                                        AND CHIEF EXECUTIVE OFFICER


REGISTRATION

Registration begins at 9 a.m. inside the entrance to the DECC. Parking is free, so be sure to tell the gate attendant you're a shareholder. When you register, you'll receive a ticket to lunch and a ticket for a chance to win shares of ALLETE stock.

ANNUAL MEETING

The meeting begins promptly at 10 a.m. in the DECC Auditorium. Before the meeting, between 9 and 10 a.m. in the Auditorium, we will be showing several informative videos about corporate business initiatives within ALLETE.


10:00 a.m., May 14, 2002
DULUTH ENTERTAINMENT CONVENTION CENTER (DECC)


LUNCH

A box lunch will be served following the meeting in the Lake Superior Ballroom located within the DECC.

RESERVATION INSTRUCTIONS

Please complete the card below, detach and mail. If you have questions, call Shareholder Services toll free at 1-800-535-3056, or 218-723-3974.

If your plans change after you've sent the reservation card and you can't attend, please let us know by calling Shareholder Services.


--------------------------------------------------------------------------------
 RESERVATION CARD-COMPLETE AND MAIL THIS POSTAGE-PAID CARD AS SOON AS POSSIBLE.
                       PLEASE DO NOT ENCLOSE WITH YOUR PROXY
--------------------------------------------------------------------------------

/ /   YES, I WILL ATTEND the Annual Meeting and the lunch.

Each shareholder may bring one guest. Please PRINT clearly your name and your guest's name.

SHAREHOLDER'S NAME
--------------------------------------------------------------------------------

GUEST'S NAME
--------------------------------------------------------------------------------

SHAREHOLDER'S NAME
-------------------------------------------------------------------

GUEST'S NAME
-------------------------------------------------------------------[ALLETE LOGO]

                                     [GRAPHIC OMITTED - Fim Markings]
                                                              -----------------
                                                                  NO POSTAGE
                                                                  NECESSARY
                                                                  IF MAILED
                                                                   IN THE
                                                                UNITED STATES
                                                              -----------------
                                                 [GRAPHIC OMITTED - Solid bars
                                                  below indicia]


                 ----------------------------------------
                  BUSINESS REPLY MAIL
                  FIRST CLASS Permit No. 74 Duluth, MN
                 ----------------------------------------
                  POSTAGE WILL BE PAID BY ADDRESSEE

                  ALLETE
                  ATTN: BERNADETTE NELSON
                  30 WEST SUPERIOR STREET
                  DULUTH, MINNESOTA 55802-9986


                                     [GRAPHIC OMITTED - Bar Code]

                                 April __, 2002



Dear Shareholder:

   We have not yet received your vote on issues to come before the Annual Meeting of ALLETE shareholders on May 14, 2002. Proxy materials were sent to you on or about March 26, 2002. Please take time to vote the enclosed copy of your proxy using one of the three options available to you:

   1. MAIL - Complete the enclosed duplicate proxy card and return it in the self-addressed stamped envelope;

   2. TELEPHONE - Call the 800 number listed on the proxy card and follow the instructions; or

   3. INTERNET - Log onto the web site listed on the proxy card and follow the instructions.

   We again extend to you a cordial invitation to attend ALLETE's Annual Meeting of Shareholders to be held in the auditorium of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota on Tuesday, May 14, 2002 at 10:00 a.m.

   Your prompt response will be appreciated.


                                 Sincerely,



                                 Philip R. Halverson


Enclosures